Exhibit 23.1

TURNER, JONES AND ASSOCIATES, P.L.L.C.

Certified Public Accountants

108 Center Street, North, 2nd Floor

Vienna, Virginia 22180-5769

(703) 242-6500

FAX (703) 242-1600

May 20 2008

Environmental Energy Services, Inc.

3350 Americana Terrace, Suite 215

Boise, Idaho 83706

As independent auditors of Environmental Energy Services, Inc., we hereby consent to the incorporation of our report dated April 13, 2008, relating to the consolidated balance sheet of Environmental Energy Services, Inc. and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2007 and 2006 in the Form 10-KSB of Environmental Energy Services, Inc. for the year ended December 31, 2007.

/s/ Turner, Jones and Associates, P.L.L.C.

Vienna, Virginia

May 20, 2008

{A0046237.DOC}